UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 29, 2006

VALENTIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22987	94-3156660
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

863A Mitten Rd., Burlingame, California	94010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (650) 697-1900

Check the appropriate box below if the Form 8-K filing is intended to be simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒                      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On October 5, 2006, Valentis, Inc., a Delaware corporation (“Valentis”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Urigen N.A., Inc., a Delaware corporation (“Urigen”), and Valentis Holdings, Inc., a Delaware corporation and newly formed wholly-owned subsidiary of Valentis (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Urigen (the “Merger”), with Urigen surviving after the Merger as a wholly-owned subsidiary of Valentis.

If the Merger is consummated, Urigen will become a wholly-owned subsidiary of Valentis and each Urigen stockholder will receive, in exchange for each share of Urigen common stock held by such stockholder immediately prior to the closing of the Merger, a number of shares of Valentis common stock equal to two times the quotient obtained by dividing the number of fully diluted shares of Valentis common stock issued and outstanding immediately prior to the closing of the Merger by the number of fully diluted shares of Urigen common stock issued and outstanding immediately prior to the closing of the Merger (excluding in all cases Urigen dissenting shares), subject to cash payment in lieu of the issuance of fractional shares. As a result, Valentis anticipates that it will experience a change in control because Urigen stockholders will own approximately two-thirds of the outstanding common stock of Valentis immediately after the Merger, on a fully diluted basis.

The Merger Agreement also provides that if Valentis has less than $1.0 million in cash (including cash equivalents having immediate maturity net of any penalty) or less than $1.0 million in net worth at the closing of the Merger, then, in addition to the shares issuable to Urigen stockholders as described above, Urigen stockholders will receive on a pro rata basis additional shares of Valentis common stock equal to the amount obtained by dividing (i) the difference between $1.0 million and Valentis’ actual cash (including cash equivalents having immediate maturity net of any penalty) or net worth as of the closing of the Merger, whichever difference is greater, by (ii) the weighted average price of Valentis’ common stock for the 30-day period immediately prior to the first public announcement of the Merger. In addition, if Valentis has $800,000 or less in cash or net worth at the closing of the Merger, then Urigen has the right not to proceed with the Merger and to terminate the Merger Agreement without penalty.

The Merger Agreement contains non-solicitation provisions restricting Valentis’ and Urigen’s rights to negotiate or enter into other acquisition or sale transactions prior to the closing of the Merger, subject to limited exceptions. In connection with the Merger, and subject to stockholder approval, Valentis plans to conduct a reverse stock split prior to closing in an amount to be determined by its Board of Directors.

The Boards of Directors of Valentis, Urigen and Merger Sub have each approved the execution and delivery of the Merger Agreement and the transactions contemplated thereby. The Merger Agreement, the Merger and any other transactions contemplated thereby are subject to the approval of the stockholders of Valentis and Urigen and other customary closing conditions, including, but not limited to, Valentis’ Registration Statement on Form S-4 containing a joint prospectus/information statement being declared effective by the Securities and Exchange Commission. If all of the closing conditions are met or waived by the parties, Valentis anticipates that the Merger would occur by March 30, 2007. However, each party has certain rights to terminate the Merger, including the right to unilaterally terminate the Merger Agreement with or without reason if the Merger does not close by March 30, 2007. Depending upon the reasons that a termination occurs, Valentis might be required to pay to, or it may receive from, Urigen termination fees and expense reimbursements totaling up to $210,000.

In connection with the Merger, the officers and directors of Valentis and Urigen (in their capacities as stockholders) have each entered into Voting Agreements dated on or about October 5, 2006 with Valentis and Urigen, whereby such stockholders have agreed, among other things, to vote their respective shares of Valentis or Urigen stock in favor of the Merger Agreement, the Merger and the transactions contemplated thereby.

The foregoing descriptions of the Merger Agreement, the Merger and the Voting Agreements do not purport to be complete and are qualified in their entirety by reference to the full text of the Merger Agreement and the Voting Agreements, copies of which are attached hereto as Exhibit 2.1, Exhibit 2.2 and Exhibit 2.3, respectively, and are incorporated herein by reference. The Merger Agreement and the Voting Agreements are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those agreements. Rather, investors and the public should look to other disclosures contained in Valentis’ reports filed pursuant to the Securities Exchange Act of 1934, as amended.

Item 2.05  Costs Associated with Exit or Disposal Activities.

As described in Item 1.01 of this Current Report on Form 8-K, on October 5, 2006 Valentis entered into a Merger Agreement with Urigen and Merger Sub. Valentis expects to incur exit and disposal charges in connection with the transactions contemplated by the Merger Agreement. Valentis estimates future cash expenditures related to such transactions to be approximately $4.05 million. Valentis anticipates that the charges will be made up of approximately $2.24 million in costs associated with current employees and ongoing operations, approximately $1.44 million in asset liquidation and employee termination costs, approximately $37,000 in fees associated with the transactions, and approximately $335,000 in additional legal and accounting fees. Valentis is unable to estimate related tax liabilities at this time. The transactions are subject to various closing conditions, including approval by Valentis’ and Urigen’s respective stockholders. If the required stockholder approvals and all other closing conditions are met, the Merger and related transactions are anticipated to be completed by March 30, 2007. Substantially all of the charges are expected to be incurred in Valentis’ first and second quarters of fiscal 2007.

Item 5.02  Departure of Directors or Principal Officers

Effective as of September 29, 2006, Mark McDade resigned, for business and personal reasons, as a member of Valentis’ Board of Directors. Mr. McDade’s resignation was not the result of a disagreement with management regarding Valentis’ operations, policies or practices.

Item 8.01  Other Events.

On October 5, 2006, Valentis and Urigen issued a joint press release announcing the signing of the Merger Agreement. A copy of the press release announcing the signing of the Merger Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated October 5, 2006, by and among Valentis, Inc., Urigen N.A., Inc. and Valentis Holdings, Inc.
2.2	Form of Voting Agreement, dated October 5, 2006, by and among Valentis, Inc., Urigen N.A., Inc. and each of Valentis’ officers and directors.
2.3	Form of Voting Agreement, dated October 5, 2006, by and among Valentis, Inc., Urigen N.A., Inc. and each of Urigen’s officers and directors.
99.1	Press Release dated October 5, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALENTIS, INC.

October 5, 2006	/s/ Benjamin F. McGraw, III
Benjamin F. McGraw, III, President and
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated October 5, 2006, by and among Valentis, Inc., Urigen N.A., Inc. and Valentis Holdings, Inc.
2.2	Form of Voting Agreement, dated October 5, 2006, by and among Valentis, Inc., Urigen N.A., Inc. and each of Valentis’ officers and directors.
2.3	Form of Voting Agreement, dated October 5, 2006, by and among Valentis Inc., Urigen N.A., Inc. and each of Urigen’s officers and directors.
99.1	Press Release dated October 5, 2006.